Exhibit -14.1


Code of Ethics for Principal Executive Officers and Senior Financial
Officers

                      AMCON Distributing Company
                            Code of Ethics
      (Principal Executive Officers and Senior Financial Officers)


This Code of Ethics ("Code") sets forth principles which the principal executive officers and senior financial officers are expected to adhere to and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to AMCON Distributing Company (the "Company"), its shareholders, the public and other shareholders. In addition to this Code, the principal executive officer and senior financial officers are expected to adhere to the policies and principles contained in the Company's Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company and which will incorporate the specific terms hereof.

In my role as a principal executive officer, principal financial officer, principal accounting officer or controller of the Company, I recognize that persons in these positions play a critical role in corporate governance, and I am committed to ensuring that stakeholders' interests are appropriately balanced, protected and preserved.

I certify that I will adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct. I understand and agree that failure to adhere to this Code constitutes grounds for discipline, termination of employment, and any other remedies available under the law.

To the best of my knowledge and ability:

1. I will act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. When conflicts of interest do arise, I will disclose such conflicts to the Chairman of the Audit Committee of the Company. In addition, I will disclose to the Chairman of the Audit Committee any material transactions or relationships that reasonably can be expected to give rise to such a conflict. I understand that a conflict of interest can arise any time a member of my family or I have any interest in any business, property or transaction, or have any right or obligation from or to any person, which might affect the fulfillment of my job responsibilities to the Company.

2. I will provide my constituents with information that is accurate, complete, objective, relevant, timely and understandable. In particular, I will do my best to ensure that reports and documents filed with or submitted to the Securities and Exchange Commission and the American Stock Exchange, or otherwise publicly communicated by the Company, contain full, fair, accurate, timely, and understandable disclosure. If I become aware that any information contained in such reports or publicly communicated by the Company is materially false or misleading or omits material information, I will promptly disclose this fact to the Chairman of the Audit Committee in accordance with the Company's procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal control or auditing matters. I understand that reports to the Audit Committee may be made on an anonymous basis.

3. I will comply with all applicable laws, rules, and regulations of the federal, state, foreign, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I will respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose it. I will not use any confidential information acquired in the course of my work for personal advantage.

6. If I become aware of a violation of the law or of this Code, I will promptly report the violation to the Chairman of the Audit Committee.

7. I understand that I will be held accountable for my adherence to this Code and that failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment.

8. As a principal executive officer or a senior financial officer of the Company, I acknowledge that any waiver of the provisions of this Code may only be made by the Board of Directors or by a Board Committee and that any such waiver will require immediate public disclosure.


Date: December 24, 2003               /s/ William F. Wright
                                      -------------------------------
                                      William F. Wright, Chairman and
                                       Principal Executive Officer


Date: December 24, 2003               /s/ Kathleen M. Evans
                                      -------------------------------
                                      Kathleen M. Evans, President


Date: December 24, 2003               /s/ Michael D. James
                                      -------------------------------
                                      Michael D. James, Secretary,
                                       Treasurer and Chief Financial
                                       Officer


Date: December 24, 2003               /s/ Patrick Medinger
                                      -------------------------------
                                      Patrick Medinger, Assistant
                                       Secretary and Controller